Exhibit 99.1
Investor Relations Contact
Tim Smith, 703-854-0348

For immediate release	Media Contact

April 14, 2011	Meghan Lublin, 703-854-0299
Sunrise Senior Living Enters into a Commitment Letter
For a New Senior Revolving Line of Credit
MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it has entered into a commitment letter with KeyBank National Association for a $50 million senior revolving line of credit. The Credit Facility will include a $20 million sublimit to support standby letters of credit and is expandable to $65 million if certain conditions are met. The Credit Facility will mature 3 years from closing and includes a one-time right to extend for one year.
Upon execution, the Credit Facility will be used for working capital and general corporate purposes. The Credit Facility will be secured by the Company’s 40% equity interest in its joint venture with a wholly owned subsidiary of CNL Lifestyle Properties. The Credit Facility will replace the Company’s existing credit facility with Bank of America, National Association, under which the Company has no current borrowings and is currently unable to draw. As of December 31, 2010, the Company had $13.5 million in outstanding letters of credit under the existing credit facility which are fully cash collateralized.
Mark Ordan, Sunrise’s chief executive officer, commented, “We are pleased by KeyBank’s vote of confidence and we are happy to again operate with an available line of credit.”
Closing of the Credit Facility is subject to customary closing conditions. The Company expects to close on the Credit Facility within the next 90 days.
About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,700 people. As of March 31, 2011, Sunrise operated 317 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,100 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreement; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration, in some cases, the expiration is as early as 2013; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and the other risk factors contained in our 2010 Form 10-K filed with the SEC on February 25, 2011 and our Current Report on Form 8-K filed with the SEC on April 14, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.